Exhibit 10.45

SEPARATION AGREEMENT AND GENERAL RELEASE

This Separation Agreement and General Release (“Agreement”) is made and entered into, effective November 2, 2020, by and between Mary S. Flipse (“I” or “me”) and Tivity Health, Inc. (“Company”), the Company and I are hereinafter referred to as “Parties” and each of us a “Party.”

WHEREAS, I desire to settle and compromise all claims that I may have, or could raise, arising out of my employment by the Company;

NOW, THEREFORE, in consideration of and reliance upon the mutual promises, covenants and payments contained herein, the Parties agree as follows:

1.General Release. In consideration for the payments and additional benefits to be paid by the Company, I release the Company, its predecessors, related entities, and affiliates, and all of their owners, directors, officers, employees, and agents (collectively, the “Released Parties”) from all claims or causes of action of whatever nature that I now may have and that I either know about or hereafter may learn about, arising from or during my employment or resulting from the termination of my employment and existing as of the date that I sign this Agreement.  I acknowledge and agree that the sums and benefits to be provided under the terms of this Agreement are, in significant and substantial part, in addition to those benefits to which I am otherwise entitled.

I acknowledge that this General Release includes, but is not limited to, all claims arising under federal, state, or local laws prohibiting employment discrimination and all claims growing out of any legal restrictions on the Company’s right to terminate its employees, including any breach of contract, whistleblower, tort or retaliation claims. This General Release also specifically encompasses all claims of employment discrimination based on race, color, religion, creed, sex, genetic information, and national origin, as provided under Title VII of the Civil Rights Act of 1964, as amended, and 42 U.S.C. § 1981; all claims of discrimination based on age, as provided under the Age Discrimination in Employment Act of 1967 (ADEA), as amended (including the Older Worker Benefit Protection Act (OWBPA)); all claims under the Employee Retirement Income Security Act (ERISA); all claims of employment discrimination under the Americans With Disabilities Act (ADA), as amended by the ADA Amendments Act of 2008 (ADAAA); all claims under the Genetic Information Nondiscrimination Act (GINA); all claims under the Fair Credit Reporting Act; all claims under the Family and Medical Leave Act (FMLA); all claims under Tennessee law, including, without limitation, the Tennessee Human Rights Act, Tennessee Disability Act, and Tennessee Public Protection Act; and all claims under any other applicable local, state or federal laws concerning my employment, the termination of my employment and/or payment of compensation, including claims to attorneys fees or other indemnities. I understand and agree that I am not releasing any claim that relates to: (i) my rights under this Agreement, including my right to enforce this Agreement; (ii) my right, if any, to claim government-provided unemployment benefits; (iii) any rights or claims which may arise or accrue after I sign this Agreement; and (iv) any claims which, under applicable law, cannot be released. I understand that I am releasing claims that I may not know about as of the date I sign this Agreement. That is my knowing and voluntary intent.

2.I agree that I will not serve as a representative of a class or collective action lawsuit filed against the Released Parties. I understand that the General Release does not prohibit me from (i) filing a charge of discrimination with the EEOC, although I hereby waive my right to recover damages from the Released Parties, including monetary remuneration or (ii) reporting securities violations to the U.S. Securities and Exchange Commission (“SEC”), including recovering monetary remuneration in connection with reporting any such violations.

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3.Except as provided in Section 5 of this Agreement and the regular base salary that I will earn through the Separation Date, I acknowledge that I am not owed any compensation of any kind, whatsoever, by the Released Parties. I acknowledge that the Company has terminated my employment without cause, I have reported all work-related injuries to the Company, I have reported to the Company any actions by the Company that were or may be illegal, I have not been discriminated against, harassed, or retaliated against by the Company during my employment, I do not have any pending claims against the Released Parties, and I am not a bankruptcy debtor or otherwise restricted in my ability to release any claims against the Released Parties.

4.I understand that my employment with the Company will end as of December 31, 2020 (“Separation Date”).

5.Provided I comply with this Agreement, the Company hereby agrees and covenants to provide me with the following severance benefits, to which I would not otherwise be entitled:

a.

My regular base salary of $427,450, less all appropriate taxes and withholding, for a period of twenty-four (24) months (“Severance Period”). This amount will be referred to as the Severance Payment and paid in accordance with the Company’s regular payroll procedures;

b.

My group medical benefits will continue for 18 months through COBRA, provided I timely elect COBRA continuation coverage and timely pay my portion of the monthly premium. The costs of the Company’s portion of any premiums due will be included in my gross income to the extent the provision of such benefits is deemed to be discriminatory under Section 105(h) of the Internal Revenue Code of 1986, as amended; and

c.

The Company will pay to me the 2020 Annual Bonus Plan based on the Company’s actual performance against targets for fiscal 2020. The bonus payment will be paid in the normal course, at the time the Company pays the 2020 colleague bonus.

6.All outstanding stock options, restricted stock, restricted stock units, performance stock units, and any other unvested equity incentives (if any) (“Unvested Equity”), shall remain exercisable solely in accordance with the terms of any award agreements to which the Company and I are parties as of the Separation Date (“Award Agreements”). As of the Separation Date, all Unvested Equity held by me is listed in Attachment A, attached hereto.

7.My life insurance, STD, and LTD coverage and/or contributions (if applicable) will end on the Separation Date.  My Flexible Spending Account (dependent care) coverage and/or contributions (if applicable) will end on the last day of the month in which my employment with the Company ends. My 401(k) contributions will be withheld on eligible pay earned through the Separation Date (the Severance Payment is not eligible pay for 401(k) consideration).  Any other benefit entitlements will be made according to the terms of the applicable plan/policy.

8.I understand and agree that I am responsible for all amounts due and payable on my Company credit card, and I am obligated to pay any balances existing on and/or after my separation from employment. I agree that any amount incurred on the Company credit card that remains unpaid by the Separation Date may be deducted from the Severance Payment.

9.Except as otherwise provided herein, I agree to maintain absolute confidentiality and secrecy concerning the terms of this Agreement and will not reveal, or disseminate by publication in any manner whatsoever this document or any matters pertaining to it to any other person, including but not limited to any past or present employee of the Company or any media representative except as required by legal process. This

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confidentiality provision does not apply to communications necessary between me and my immediate family members or legal and financial planners or tax preparers who are also bound by this confidentiality provision.

10.Notwithstanding any provision in this Agreement to the contrary, I understand and acknowledge that, in accordance with the Defend Trade Secrets Act of 2016. I will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (A) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. I further understand and acknowledge that if I file a lawsuit about retaliation by the Company for reporting a suspected violation of law, I may disclose the Company’s trade secrets to my attorney and use the trade secret information in the court proceeding if I: (A) file any document containing the trade secret under seal; and (B) do not disclose the trade secret, except pursuant to court order.

11.It is understood and agreed that this Agreement is the compromise of any existing, potential, or disputed claims and the consideration paid to me is not to be construed as an admission of liability or any wrongdoing by the Released Parties, or anyone acting through or on behalf of the Released Parties.  Except as otherwise provided herein, I agree not to make or publish any disparaging, defamatory, derogatory or other negative statements or comments, oral or written, about the Company or its employees, products, services, operations, business, financial condition, plans or prospects to any person or entity. The officers of the Company and the members of the Board of Directors agree that they will not make or publish any disparaging, defamatory, derogatory or other negative statements or comments, oral or written, about me to any person or entity.

12.Except as otherwise provided herein, I understand that I am prohibited from disclosing any Company confidential information including but not limited to business or strategic plans, financial data, marketing programs, customer information, contracts, products and trade secrets (“Information”) to any person or entity at any time without the prior written consent of the Company.  Notwithstanding the foregoing, I understand that nothing in this Agreement limits my ability to communicate with the SEC or otherwise participate in any investigation or proceeding conducted by the SEC, including providing documents or other information to the SEC. Following the Separation Date, I will return to the Company all Company-owned equipment including but not limited to computers, computer hardware, electronic equipment, computer information, code, data, content, software, software applications, passwords and copies of any such items or Information that I have received, developed or had access to during my employment with the Company. Nothing in this section will prohibit me from disclosing Information if responding to a lawful subpoena or as otherwise required by law provided that I give the Company notice of the same and at least twenty-one (21) days to take any action necessary to protect its Information from disclosure and to seek confidential treatment for that Information.

13.The Company maintains insurance for liability of individual directors and officers arising from their acts and omissions in the course of their obligations to the Company while engaged as a director and/or officer (“D&O Coverage”). The Company confirms that I was covered by the D&O Coverage as an officer of the Company and that D&O coverage will continue to cover me after the Separation Date for the period I served as an officer of the Company.

14.In consideration for the amounts payable and benefits to be provided to me pursuant to this Agreement, except for disputes between me and the Company in relation to the Agreement, in the event of any litigation, arbitration or other proceeding involving the Company and/or any of its direct or indirect parents, subsidiaries and/or affiliates (collectively the “Company and Affiliates”), I will reasonably cooperate with the Company, including, without limitation, being available to give a deposition, serving as a witness at trial,

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providing an affidavit, and/or providing any advice or support that the Company may request. Further, to the extent reasonably requested by the Company’s Board or Chief Executive Officer, I will cooperate with the Company in connection with business matters arising out of my service to the Company; provided that, the Company shall make all reasonable efforts to minimize disruption of my other business activities. The Company agrees to reimburse me for reasonable expenses I incur in connection with such cooperation provided that I comply with any directives from the Company regarding the parameters of expense reimbursement. Following the expiration of the Severance Period, for any cooperation requested by the Company, the Company will compensate me at an hourly rate based on my regular base salary on the Separation Date as set forth in Section 5(a) for any time required by me to cooperate as described in this Section 14 that exceeds one (1) hour.

15.This Agreement contains the entire agreement between the Company and me as to the issues addressed herein. No change, modification, amendment or termination of any provisions of this Agreement shall be effective unless set forth in a written instrument signed by both the Company and me.  A copy of this Agreement will be deemed as effective as the original.  I intend this Agreement to be binding upon myself, my estate, heirs and assignees.

16.This Agreement will be governed by the laws of the state of Tennessee without regard to conflicts of laws principles. Any lawsuit related to this Agreement will be filed in Nashville, Tennessee.

17.The provisions of this Agreement are severable. If a court of competent jurisdiction should rule that any provision of this Agreement is invalid, illegal, or unenforceable in any respect, the court may modify the provision to the least extent necessary to render it enforceable and such ruling will not affect the validity and enforceability of any other provision in this Agreement.

18.Notwithstanding any provision to the contrary, this Agreement will not take effect unless I sign and return it to the Company by 6:00 PM on November 2, 2020.  I will deliver or e-mail this signed Agreement to Ray Bilbao at Tivity Health, Inc., 701 Cool Springs Boulevard, Franklin, TN 37067, ray.bilbao@tivityhealth.com.  By signing this Agreement, I acknowledge that I have reviewed it thoroughly, understand its terms and intend to be bound by them, have not relied upon any representation or statement that is not contained in the Agreement, and have not been threatened or coerced into signing this Agreement by any official of the Company.

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Exhibit 10.45

AGREED TO AND ACCEPTED:TIVITY HEALTH, INC.

/s/ Mary S. Flipse/s/ Adam Currie Holland__________

Mary S. Flipse Adam Holland, CFO

[signature page to Separation and General Release Agreement]

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Exhibit 10.45

Attachment A

Unvested Equity for Mary S. Flipse

Award Type	Grant Date	Number of outstanding and unvested shares as of Separation Date	Number of outstanding and unvested shares to be accelerated as of Separation Date	Number of outstanding and unvested shares to be forfeited as of Separation Date
Restricted Stock Units	4/11/2019	4,502	2,251	2,251
Restricted Stock Units	3/9/2020	31,923	31,923	0
Restricted Stock Units	5/11/2020	3,802	3,802	0
Restricted Stock Units	8/24/2020	2,311	2,311	0
Performance Stock Units	4/11/2019	20,260	To be determined (1)	6,753
Performance Stock Units	4/15/2019	6,053	To be determined (2)	0
Total

(1)

You will retain 13,507 unvested shares that remain subject to Company performance conditions based on the two-year performance period ending December 31, 2020.  The number of shares that will ultimately vest will be calculated based on the Company’s actual performance as detailed in Section 3.2 of your Performance Stock Unit (PSU) agreement dated April 11, 2019 and the awards (if any) will be distributed to you on or before March 16, 2021.

(2)

You will retain 6,053 unvested shares and $50,000 of performance cash, each of which remain subject to Company performance conditions based on the two-year performance period ending December 31, 2020.  The number of shares and performance cash that will ultimately vest will be calculated based on the Company’s actual performance as detailed in Section 3.1 of your PSU agreement dated April 15, 2019, and the awards (if any) will be distributed to you on or before March 16, 2021.

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